Exhibit H(8)

FUND SERVICING AGREEMENT

This Agreement is entered into as of April 1, 2014 between MML Investment Advisers, LLC, a Delaware limited liability company, located at 100 Bright Meadow Boulevard, Enfield, Connecticut 06082 (“Company), and Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company located at 1295 State Street, Springfield, Massachusetts 01111 (“Recordkeeper”), in respect of each investment company (each, a “Trust”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and each series thereof (or class of shares of a series thereof) listed in Schedule A hereto, as updated from time to time by Company (the “Funds”). As applicable, (i) the nominee name is Taynik & Co. and State Street Bank and Trust Company serves as the trustee with respect to the Plans described below; (ii) the nominee name is Jupiter & Co. and State Street Bank and Trust Company serves as the trustee with respect to the Plans described below; (iii) State Street Bank & Trust Co./FBO Qualified Plans serves as the trustee with respect to the Plans described below; or (iv) Reliance Trust Company serves as the trustee or custodian with respect to the Plans described below.

RECITALS

WHEREAS, Recordkeeper or its affiliate provides services to one or more retirement and other employee benefit plans, including non-qualified plans, that have engaged Recordkeeper or its affiliate (each a “Plan” and, collectively, the “Plans”) including, but not limited to, design and establishment of the Plans, enrollment of employees in the Plans, recordkeeping, communication of information about a Plan to employees of the pertinent employer, processing distributions from the Plans, governmental reporting on the Plans, and other services; and

WHEREAS, Company, by agreement with the Funds, provides certain services to the Funds, including among others, administrative, recordkeeping and shareholder services, and has the right to subcontract with third parties to provide certain of these services on its behalf; and

WHEREAS, Recordkeeper and Company desire to facilitate the purchase and redemption of shares (“Shares”) of one or more of the Funds on behalf of the Plans and their participants, the establishment by Recordkeeper of one or more master accounts (the “Accounts”) in the Funds on behalf of the Plans, and the rendering of recordkeeping and shareholder services in connection with investment by the Plans in the Funds, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Offering of Shares. Company agrees to take all steps necessary to facilitate the availability to the Plans of Shares of the Funds and agrees to take all steps necessary so that orders for the purchase and redemption of such Shares on behalf of Plan participants shall be effected as specified in Section 4 of this Agreement.

2. Services with respect to Plans. (a) Recordkeeper or its affiliate shall provide (or provide for) shareholder and administrative services to the Plans and their participants with respect to the

Shares of the Funds, including, but not limited to, providing explanations to participants in the Plans of their investment options including one or more of the Funds; providing recordkeeping and other administrative services to participants in the Plans; maintaining records of the contributions made by participants in the Plans to purchase Shares of the Funds; providing periodic statements to the Plans and to participants in the Plans of the Shares of the Funds held for the benefit of each participant in the Plans; processing distributions from the Plans, including facilitating any necessary redemptions of Shares of the Funds for participants in the Plans; answering inquiries regarding the Funds (but not involving the rendering of investment advice); providing Account designations and addresses of the Plans to Company; performance of subaccounting; assisting in the establishment and maintenance of shareholder Accounts and records; providing recordkeeping services related to purchase and redemption transactions; providing periodic statements showing a participant’s beneficial interest in the Accounts and the integration of such statements with those of other transactions and balances in a participant’s other accounts serviced by Recordkeeper; and providing such other information and services as Company reasonably may request, to the extent Recordkeeper is permitted, by applicable statute, rule, or regulation to provide such information or services without obtaining any additional consents, licenses, registrations or memberships from any governmental, regulatory or self regulatory body. Recordkeeper shall provide such facilities and personnel (which may be all or any part of the facilities currently used in Recordkeeper’s business or all or any of Recordkeeper’s employees) as are necessary or beneficial for providing information and services to the Plans maintaining Accounts with the Funds and to assist in servicing the sub-accounts of the participants in the Plans.

(b) Company acknowledges that Recordkeeper may in its discretion enter into agreements or arrangements with third parties (including without limitation Plan sponsors or administrators) pursuant to which those third parties will provide services to Plan participants comparable to those Recordkeeper might otherwise provide pursuant to this Agreement, for such compensation as may be agreed between Recordkeeper and such third parties.

3. Pricing Information.

(a) Company or its designee(s) will furnish Recordkeeper or its designee, on each business day that the Funds are open for business, as specified in the respective prospectuses of the Funds (“Business Day”), with (i) net asset value information as determined at or about the close of regular trading (normally 4:00 p.m. Eastern Time) on the New York Stock Exchange or at such other time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) and (ii) income accrual factors, dividend, and capital gains information as each becomes available (collectively, “Pricing Information”). Company or its designee(s) will use best efforts to provide, via email and/or fax, Pricing Information to Recordkeeper or its designee by 6:00 p.m. Eastern Time on each Business Day, even when the NSCC is being utilized for fund orders.

(b) In the event that Company or its designee provides incorrect Pricing Information to Recordkeeper and said error causes a monetary loss to any Plan participant account maintained by Recordkeeper, then Company shall be responsible for compensating the account(s) so that any Plan participant who has incurred such a loss shall be made whole in accordance with Company’s pricing error correction policy.

(c) Company agrees to compensate Recordkeeper for the reasonable costs of any reprocessing activity necessary to adjust Recordkeeper’s record-keeping systems as a result of an error or delay caused by Company or its designee.

(d) In the event that any Account experiences a monetary gain from incorrect Pricing Information supplied by Company or its designee, Recordkeeper shall adjust such Account in accordance with Company’s pricing error correction policy. In the event that any Account experiences a monetary gain in excess of $10,000, Company shall be responsible for all reasonable and demonstrable expenses incurred by Recordkeeper in attempting to recover overpayments.

4. Orders and Settlement.

(a) Recordkeeper may designate and authorize one or more agents (“Order Agents”) to receive and process orders to purchase and redeem Shares. Recordkeeper and Company agree that all orders shall be executed at the Share price next computed by the Fund after the time at which Recordkeeper, or an Order Agent, has received the order. For the avoidance of doubt, references to “Recordkeeper” in this Section 4 shall include any Order Agent appointed by Recordkeeper.

For some Accounts, Recordkeeper, or its designee, and Company may enter into the necessary NSCC Fund/SERV Agreements (the “NSCC Agreement”), and orders for such Accounts will be processed pursuant to the relevant NSCC Agreement. For Accounts for which orders will be processed other than pursuant to the NSCC Agreement, orders will be processed according to the following terms:

(i) The parties agree that orders to purchase and redeem Shares by the Plans shall be effected on each Business Day as provided in this Section 4. Recordkeeper shall transmit, via facsimile to Company or its designee(s), net orders to purchase or redeem Shares of the Funds for Accounts that have been or are to be opened with the applicable Funds for the Plans reflecting aggregate trade orders by Plan participants. Solely for purposes of processing purchase and redemption orders from the Plans as described in this Section 4, Company and Recordkeeper agree that Recordkeeper shall be considered the designee and limited agent of Company, and receipt of an order from a Plan participant and other authorized persons in proper form by Recordkeeper or an Order Agent shall constitute receipt of such order by Company, subject to the terms and conditions specified in this Section. Aggregate net trades for the Plans reflecting individual participant purchase and redemption orders shall ordinarily be made, in each case, at the net asset value of the relevant Fund determined as of the Close of Trading on the Business Day that such related participant orders to purchase or redeem shares are received by Recordkeeper or an Order Agent from such participants and other authorized persons, provided that (a) Recordkeeper or the Order Agent receives such orders from participants and other authorized persons under the Plans at a time prior to the Close of Trading on that Business Day, and (b) Company in turn receives such orders from Recordkeeper by 10:00 a.m. Eastern Time on the next following Business Day, and provided further that Company may, to the extent it deems necessary, delay redemption of the Shares of a Fund to the extent permitted under applicable law. Orders from participants and other authorized persons under the Plans that are received by Recordkeeper or an Order Agent after the Close of Trading on a Business Day shall be treated as if received by Recordkeeper or the Order Agent on the next following Business Day.

(ii) The parties agree that payment for net purchases of Shares attributable to all orders placed with Company as of the Close of Trading on a given Business Day will be wired by Recordkeeper or its designee to the account designated by Company no later than 5:00 p.m. Eastern Time on the date the trade is placed. Company agrees that it shall take all steps necessary so that payment for net redemptions of Shares attributable to all orders for the Plans transmitted by Recordkeeper or its designee to Company as of the Close of Trading on a given Business Day ordinarily will be wired separately by Company to a custodial account designated by Recordkeeper or its designee no later than 5:00 p.m. Eastern Time on the date the trade is placed, provided, however, that Company may, if it deems appropriate, delay redemptions of the Shares of a Fund or postpone payment upon redemption, to the extent permitted by applicable law.

(iii) Unless otherwise instructed by Recordkeeper based upon instructions provided by authorized persons for the Plans, dividends and capital gains distributions from any Fund will be automatically reinvested in additional shares of such Fund at the net asset value of the relevant Fund determined on the date designated by such Fund as the reinvestment date.

(iv) Company agrees to provide to Recordkeeper or its designee, by 2:00 p.m. Eastern Time on each Business Day, the total number of Shares of the Funds held by each Account as of the close of business on the immediately preceding Business Day.

(v) Except as provided for under the terms of its Contract with a Plan sponsor, or to the extent Recordkeeper takes specific action to close an Account, Company agrees to cause each Account to be kept open regardless of a lack of activity or the small position size.

5. Participant Recordkeeping. Recordkeeping and other administrative services provided with respect to participants in the Plans shall be the responsibility of Recordkeeper and shall not be the responsibility of the Trusts or Company. Company will either (i) recognize each Plan as a single shareholder and as an unallocated account in the applicable Fund or (ii) recognize each Plan as one or more omnibus account(s) in the name of a Plan trustee, and will not in either case maintain separate accounts for Plan participants.

6. Proxies. Recordkeeper will distribute to each Plan all proxy material furnished by Company on behalf of the Funds. Company agrees to provide to Recordkeeper, at no cost to Recordkeeper, sufficient quantities of copies of all Fund proxy materials as needed for Recordkeeper to fulfill its obligation under this Section 6. Recordkeeper and its agents will in no way oppose or interfere with the solicitation of such proxies. The expense of distribution of proxy materials relating to each Fund pursuant to this Section 6 shall be borne by Company.

7. Fund Expenses. Recordkeeper shall not bear any of the expenses of the Funds, including, but not limited to, the cost of registration of the Shares, preparation, printing and dissemination of the Funds’ prospectuses, proxy materials and shareholder reports, and the preparation, printing and dissemination of other related statements and notices required by law.

8. Maintenance of Records. Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services to the Plans and in making Shares available to the Plans. Upon the reasonable request of Company, Recordkeeper shall provide Company, or its representative(s), copies of all the historical records relating to transactions between the Funds and the Plans, written communications regarding the Funds to or from such Plans and their participants, and other materials. Recordkeeper agrees that it will permit Company’s representatives to have reasonable access to Recordkeeper’s personnel and records during normal business hours. Upon the reasonable request of Recordkeeper, Company shall provide to Recordkeeper or its representative(s) copies of all the historical records relating to transactions between the Funds and the Plans, written communications regarding the Funds to or from such Plans, and other materials. Recordkeeper agrees to provide the above information provided, however, that should the Plan trustee or other Plan fiduciary direct that records requested by Company not be forwarded to Company or that such access to records and personnel be denied, Recordkeeper shall follow the direction of the Plan trustee or other Plan fiduciary unless it is prohibited from doing so by law. Subject to the foregoing, the parties agree to cooperate in good faith in providing records to one another pursuant to this Section 8.

9. Compliance with Laws. At all times, Recordkeeper shall comply with all applicable laws, rules and regulations, including but not limited to, those relating to requirements for delivery of prospectuses, prospectus supplements and shareholder reports. If required by law or by written direction of a Plan or plan sponsor, Recordkeeper shall deliver or arrange for the delivery of prospectuses, statements of additional information (each, an “SAI”), supplements thereto, shareholder reports and other materials describing the Funds to participants in participant-directed Plans. The expense of delivery of prospectuses, SAIs, supplements thereto, shareholder reports and other materials relating to each Fund pursuant to this Section 9 shall be borne by Company. Company agrees to provide to Recordkeeper, without cost to Recordkeeper, sufficient quantities of copies of each prospectus, SAI, supplement thereto and shareholder report as needed for Recordkeeper to satisfy any such delivery requirement. At all times, Company shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

If both a Summary Prospectus and a Statutory Prospectus (as those terms are defined in Rule 498 under the Securities Act of 1933, as amended) are delivered to Recordkeeper in respect of a Fund, Recordkeeper shall have the option, in its discretion, to deliver either the Summary Prospectus or the Statutory Prospectus in satisfaction of any prospectus delivery requirement under this Agreement.

Recordkeeper will have no obligation to determine or to consider whether any Summary Prospectus complies with the requirements of Rule 498 or other applicable law, and will be fully protected in all cases in assuming such compliance. Notwithstanding the foregoing, Recordkeeper reserves the right, in its sole discretion, to refuse to deliver any Summary Prospectus if Recordkeeper believes that the Summary Prospectus, or any of Company’s or any Fund’s practices or procedures in respect of the Summary Prospectus, may not comply in any respect with Rule 498 or any other applicable law.

Recordkeeper will have no obligation to comply or to ensure compliance by any Fund with any provision of Rule 498 in respect of the use of any Summary Prospectus, other than

(i)	clause (c)(1) of the Rule, to the extent that it requires Recordkeeper to deliver a Summary Prospectus at the same times and under the same conditions as Recordkeeper would be required to deliver a Statutory Prospectus under this Agreement;

(ii)	clause (c)(2) of the Rule; provided, however, that Recordkeeper will be deemed for all purposes to have complied with the requirements of the Rule if Recordkeeper delivers the Summary Prospectus in the same form and format as it is delivered to Recordkeeper;

(iii)	clause (f)(1), but only to the extent that:

(A)	If Recordkeeper receives requests for paper copies of information of a nature described in clause (f)(1), and sufficient paper copies of such information have been delivered to Recordkeeper by Company or the Fund in question, Recordkeeper will provide such copies to the persons requesting them within the time frames required by that clause;

(B)	If Recordkeeper receives requests for copies of information of a nature described in clause (f)(1) to be delivered by e-mail, and electronic copies of such information have been delivered to Recordkeeper by Company or the Fund in question or Company has provided Recordkeeper with direct links on the Internet to the documents in question (along with written assurances of Company’s compliance with the requirements of the last sentence of clause (f)(1)), Recordkeeper will provide such copies or links to the persons requesting them within the time frames and in the manner required by that clause; and

(C)	in any other case, Recordkeeper will promptly forward any such requests it receives to Company;

(iv)	clause (f)(2), provided that the Summary Prospectus in question is delivered to Recordkeeper by Company or the Fund in question in a form and format that permits compliance with the requirements of that clause.

For clarity, Company must ensure compliance with all other provisions of Rule 498, including without limitation any and all requirements relating to the maintenance and presentation of information and documents on the Internet.

Under no circumstances will Recordkeeper have any obligation to deliver any Summary Prospectus to any person at any time or under any circumstances different or in addition to those that would apply to the delivery of the corresponding Statutory Prospectus under this Agreement.

Except as contemplated, and subject to the conditions set forth, above, Recordkeeper will not consider any Summary Prospectus to constitute a “prospectus” for purposes of this Agreement.

10. Privacy. Recordkeeper and Company each have adopted policies and procedures related to the protection of non-public personal information pursuant to Regulation S-P, and will comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to insure the security and confidentiality of customer records and information; to protect against any anticipated threats or hazards to the security or integrity of customer records and information; and to protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. To the extent Recordkeeper provides Company with any “nonpublic personal information” (within the meaning of that term as defined in Regulation S-P) to perform services or functions on its behalf, Company agrees not to disclose or use any such information for any purpose other than to carry out the purposes for which Recordkeeper disclosed the information or as permitted by law in the ordinary course of business to carry out those purposes.

11. Anti-Money Laundering Compliance. Recordkeeper agrees that it will comply with all applicable federal, state and foreign laws, rules and regulations regarding the detection and prevention of money laundering activity. Without limiting the foregoing, to the extent that Recordkeeper is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering, Recordkeeper agrees that it will comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations in all relevant respects. Recordkeeper represents and warrants that it has undertaken appropriate inquiry and due diligence regarding the customers that Recordkeeper introduces or on whose behalf Recordkeeper purchases Shares, and that, to Recordkeeper’s knowledge, no such customers are individuals or entities identified on the lists of prohibited persons administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (including the list of Specially Designated Nationals), and are not nationals of or located in countries subject to the U.S. embargo.

12. Operations of the Funds. The parties acknowledge that nothing in this Agreement shall in any way preclude or prevent the Funds’ Board of Trustees from taking any actions deemed necessary by such Board in furtherance of its fiduciary duties to the applicable Fund and its respective shareholders, which, among other things, may include the refusal to sell shares of any Fund to any person, or to suspend or terminate the offering of the shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of the Trustees’ fiduciary duties under applicable law, necessary and in the best interests of the shareholders of any Fund. In no way shall the provisions of this Agreement limit the authority of Recordkeeper to take such action as it may deem appropriate or advisable in connection with all matters relating to the provision of administrative or other services to the Plans or to the shares of funds other than the Funds offered to the Plans.

13. Relationship of Parties. Except to the extent provided in Section 4, it is understood and agreed that all services performed hereunder by Recordkeeper shall be as an independent contractor and not as an employee or agent of the Trust, Company or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. The Funds and Company operate independently of each other and the Funds or the Trust shall not be responsible for the performance or satisfaction of Company’s obligations hereunder.

14. [Reserved].

15. Fees.

(a) In consideration of Recordkeeper’s performance of the services with respect to the Plans as described in this Agreement, Company agrees to pay Recordkeeper the fees described in Schedule A (“Administrative Fees”). The parties acknowledge and agree that the Administrative Fees will be paid by Company and shall be paid with respect to each Fund only so long as this Agreement is in effect.

(b) The parties agree that the Administrative Fees are for administrative services only and do not constitute payment in any manner for investment advisory, marketing or distribution services.

16. Representations and Warranties. Recordkeeper represents and warrants that:

(a) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b) The arrangements provided for in this Agreement will be timely disclosed to the Plans through their representatives;

(c) The performance of the duties and obligations and provision of services by Recordkeeper as described in this Agreement and the receipt of Administrative Fees as provided in this Agreement will not violate the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, or federal or state securities laws;

(d) the entering into this Agreement and the performance of its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding it has with any other person, corporation, or other entity; and

(e) Recordkeeper has and shall maintain policies and procedures reasonably designed to (i) identify and discourage Plans and Plan participants from engaging in short-term transactions or arbitrage activity to the detriment of long-term investors in the Funds and (ii) prevent or detect late-day trading with respect to Fund shares. Recordkeeper shall provide, upon request of Company and consistent with applicable law, any such policies and procedures, or summaries thereof.

Company represents and warrants that:

(a) It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b) Company is an investment adviser registered under the 1940 Act and each Fund’s Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), and are eligible for sale in all U.S. states; and

(c) The entering into this Agreement and the performance of its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding it has with any other person, corporation, or other entity.

17. Indemnification.

(a) To the extent permitted by applicable law, Recordkeeper agrees to indemnify and hold harmless the Trust, the Funds and Company, and their affiliates, the investment adviser or any sub-adviser to each Fund, the administrator for each Fund, and each of their trustees, directors, officers, employees, and each person, if any, who controls any of them within the meaning of the Securities Act (each, a “Company Indemnitee”), against any losses, claims, damages, liabilities or expenses to which a Company Indemnitee may become subject, insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) Recordkeeper’s gross negligence or willful misconduct in performing such services, (ii) any material breach by Recordkeeper of any provision of this Agreement, or (iii) any material breach by Recordkeeper of a representation or warranty made in this Agreement. To the extent permitted by applicable law, Recordkeeper will reimburse Company Indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such loss, claim or action. This indemnity agreement will be in addition to any liability that Recordkeeper may otherwise have.

(b) To the extent permitted by applicable law, Company agrees to indemnify and hold harmless Recordkeeper, its affiliates, and each of their directors, officers, employees, and each person, if any, who controls Recordkeeper within the meaning of the Securities Act (each, a “Recordkeeper Indemnitee”), against any losses, claims, damages, liabilities or expenses to which a Recordkeeper Indemnitee may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus of the Funds or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any material breach by Company of any provision of this Agreement, or (iii) Company’s gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement. To the extent permitted by applicable law, Company will reimburse Recordkeeper Indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such loss, claim, or action. This indemnity agreement will be in addition to any liability that Company may otherwise have.

(c) Promptly after receipt by an indemnitee under this Section 17 of notice of the commencement of an action, the indemnitee will, if a claim in respect thereof is to be made against the indemnitor, notify the indemnitor of the commencement thereof in accordance with the provisions of Section 19 hereof within 30 days after the summons or other first legal process shall have been served, unless within such 30 days the indemnitor shall have been served in the same action, in which case such notification may be given within 60 days. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 17 except that the failure of the indemnitee so to notify the indemnitor will relieve the indemnitor of its indemnity obligation with respect to that action to the extent that such omission results in the forfeiture of substantive rights or defenses by the indemnitor. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof as specified above, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel of good standing, the defendant(s) in such action shall bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for the fees and expenses of counsel agreed upon by indemnitor and indemnitee. If the indemnitor assumes the defense of any such action, the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or default or consent, each indemnitee receives from the claimant a release from all liability in respect of such claim. The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party may be required to indemnify except with the other party’s prior written consent, which consent shall not be unreasonably delayed or withheld.

18. Term and Termination.

(a) This Agreement may be terminated by Company at any time as to any of the Funds, without the payment of any penalty, on 30 days’ written notice to Recordkeeper, by (i) a vote of a majority of the Independent Trustees of such Fund or (ii) Company.

(b) This Agreement may be terminated by Recordkeeper with respect to either Company or any Fund at any time, without payment of any penalty, upon 30 days’ written notice to Company.

(c) This Agreement may be terminated at any time without payment of any penalty by any party to the Agreement for cause, effective upon the date of sending notice to the other party. Cause for such termination may include a material violation by the other party of the Agreement; commencement of bankruptcy, liquidation, or similar proceedings respecting the other party; or institution of formal proceedings against the other party by the Financial Industry Regulatory Authority, the SEC, the Department of Labor, the Internal Revenue Service, or any other governmental or regulatory body with respect to the other party or, in the case of termination by Recordkeeper, the investment adviser or distributor of the Funds, provided that the terminating party has a reasonable belief that the institution of formal proceedings will have a material adverse impact on the terminating party or a material adverse impact on the ability of the party subject to the proceeding to meet its obligations under this Agreement. Either party’s failure to terminate for any cause shall not constitute a waiver of such party’s right to terminate at a later date for any such cause.

(d) Subject to Section 23 hereof, this Agreement shall terminate automatically in the event of its assignment.

19. Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party’s address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this Section 19 shall be deemed given immediately when delivered personally or by facsimile (if confirmation of receipt is obtained), three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

20. Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements fully executed and to be performed therein, exclusive of conflicts of laws.

22. Survival. The provisions of Sections 3 (with respect to Company’s obligations in the event of delayed or incorrect Pricing Information), 10, 15, 17, 18, 19 and 21 shall survive termination of this Agreement.

23. Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other, provided, however, that Recordkeeper may assign, without the consent of Company, its rights under this Agreement to an entity controlled by or under common control with Recordkeeper (or to an entity that is or is controlled by the successor in interest to all or substantially all of the business of Recordkeeper), provided such party agrees in writing to assume all of Recordkeeper’s obligations under this Agreement.

24. Affiliates. Provided that Company shall not be required to pay any compensation other than as provided by the terms of this Agreement, Recordkeeper may engage any of its affiliates to provide services with respect to the performance of its obligations under the Agreement. Unless assigned pursuant to Section 23, such engagement shall not represent an assignment of any rights or responsibilities, and Recordkeeper shall remain liable for the performance of its obligations under the Agreement and for the acts and omissions of such affiliates.

25. Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties. Notwithstanding anything to the contrary in the Agreement, Company may from time to time update Appendix A to the Agreement, with a copy to Recordkeeper in due course, to add a new Fund, delete an inactive or terminated Fund, or reflect the change of name of a Fund. The establishment by Recordkeeper of an account in any Fund, whether or not as yet reflected on an updated Appendix A, shall constitute the agreement by Recordkeeper and Company to be bound by the provisions of this Agreement with respect to that Fund.

26. Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

27. Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, Recordkeeper and Company shall not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, labor unrest, mechanical breakdown, insurrection, war, riots, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes.

28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(Signatures located on following page)

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

MML INVESTMENT ADVISERS, LLC

/s/ Eric Wietsma
By: Eric Wietsma
Title: President

Address for Notices:
MML Investment Advisers, LLC
100 Bright Meadow Boulevard MIP: M131
Enfield, CT 06082
Attention: RS Fund Operations
Telephone: (860) 562-2621
Facsimile: (860) 562-2283

cc:	Law Department
Attention: Andrew Goldberg
Telephone: (860) 562-2130
Facsimile: (413) 226-4270

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ Eric Wietsma
By: Eric Wietsma
Title: Senior Vice President

Address for Notices:
Massachusetts Mutual Life Insurance Company
100 Bright Meadow Boulevard MIP: M131
Enfield, CT 06082
Attention: RS Fund Operations
Telephone: (860) 562-2621
Facsimile: (860) 562-2283

cc:	Law Department
Attention: Andrew Goldberg
Telephone: (860) 562-2130
Facsimile: (413) 226-4270

SCHEDULE A

Effective Date: April 1, 2014

The following series or classes of the Trusts are “Funds” for purposes of this Agreement, as are the Funds added subsequent to this Agreement currently offered in the applicable Fund’s then current prospectus. The fees described in Section 15 and this Schedule apply only to the Plans for which Recordkeeper provides services.

LIST OF FUNDS

Class R3: .25%, Class A: .20%, Class R4: .25%, Administrative Class: .20%, Service Class: .20%,

Class R5: .15%, Class I: 0%

MassMutual Premier Balanced Fund

MassMutual Barings Dynamic Allocation Fund

MassMutual Select Blue Chip Growth Fund

MassMutual Premier Core Bond Fund

MassMutual Premier Disciplined Growth Fund

MassMutual Premier Disciplined Value Fund

MassMutual Premier Diversified Bond Fund

MassMutual Select Diversified International Fund

MassMutual Select Diversified Value Fund

MassMutual Premier Focused International Fund

MassMutual Select Focused Value Fund

MassMutual Select Fundamental Growth Fund

MassMutual Select Fundamental Value Fund

MassMutual Premier Global Fund

MassMutual Select Growth Opportunities Fund

MassMutual Premier High Yield Fund

MassMutual Premier Inflation-Protected and Income Fund

MassMutual Premier International Equity Fund

MassMutual Select Large Cap Value Fund

MassMutual Premier Main Street Fund

MassMutual Select Mid Cap Growth Equity II Fund

MassMutual Select Mid-Cap Value Fund

MassMutual Select Overseas Fund

MassMutual Premier Short-Duration Bond Fund

MassMutual Select Small Cap Growth Equity Fund

MassMutual Select Small Cap Value Equity Fund

MassMutual Select Small Company Growth Fund

MassMutual Select Small Company Value Fund

MassMutual Premier Small Cap Opportunities Fund

MassMutual Select Strategic Bond Fund

MassMutual Premier Strategic Emerging Markets Fund

MassMutual Premier Value Fund

MassMutual RetireSMARTSM Conservative Fund

MassMutual RetireSMARTSM Moderate Fund

MassMutual RetireSMARTSM Moderate Growth Fund

MassMutual RetireSMARTSM Growth Fund

MassMutual RetireSMARTSM In Retirement Fund

MassMutual RetireSMARTSM 2010 Fund

MassMutual RetireSMARTSM 2015 Fund

MassMutual RetireSMARTSM 2020 Fund

MassMutual RetireSMARTSM 2025 Fund

MassMutual RetireSMARTSM 2030 Fund

MassMutual RetireSMARTSM 2035 Fund

MassMutual RetireSMARTSM 2040 Fund

MassMutual RetireSMARTSM 2045 Fund

MassMutual RetireSMARTSM 2050 Fund

MassMutual RetireSMARTSM 2055 Fund

Class R3: .25%, Class A: .20%, Class R4: .25%, Administrative Class: .20%, Service Class: .20%,

Class R5: .10%, Class I: 0%

MM S&P 500® Index Fund

MM Russell 2000® Small Cap Index Fund

MM S&P® Mid Cap Index Fund

MM MSCI EAFE® International Index Fund

Class R3: .20%, Class A: .15%, Class R4: .20%, Administrative Class: .15%, Service Class: .15%,

Class R5: .10%, Class I: 0%

MassMutual Select BlackRock Global Allocation Fund

MassMutual Select PIMCO Total Return Fund

Class R3: .25%, Class A: .20%, Administrative Class: .20%, Service Class: .20%, Class R5: .15%

MassMutual Premier Capital Appreciation Fund

Class R5: .10%

MassMutual Premier Money Market Fund

Company shall pay to Recordkeeper in consideration of Recordkeeper’s services hereunder an asset based fee at an annual rate shown above of the aggregate average daily net asset value of the outstanding Shares of the Funds held by the Plans in the Accounts. Timing of the payment of such fee shall be as agreed upon between the parties from time to time.